Exhibit 99.1

PRESS RELEASE

Investors/Media:	Contact:
The Ruth Group	Symmetry Medical Inc.
Nick Laudico/Jason Rando	Fred Hite
646-536-7030/7025	Senior Vice President
nlaudico@theruthgroup.com	Chief Financial Officer
jrando@theruthgroup.com	and Investor Relations Officer
(574) 371-2218

Symmetry Medical Announces Departure of Andrew J. Miclot

WARSAW, Ind., April 11, 2007 - Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry, today announced the departure of Andrew J. Miclot, formerly Senior Vice President, Sales, Marketing and Business Development and Investor Relations Officer. Mr. Miclot has decided to pursue other business and personal interests.

Brian Moore, President and Chief Executive Officer, stated, “Andy Miclot has made a significant contribution bringing Symmetry Medical to the position it enjoys in the global orthopedic industry. On behalf of the Board of Directors and the entire management team, I want to thank Andy for his contributions and wish him well on his future endeavors.”

Mr. Miclot, stated, “I have enjoyed the experiences working at Symmetry over the years and would like to thank all my fellow employees for such a great opportunity to help build a leader in the industry.  I am confident that Symmetry will continue to achieve long-term growth and wish all at the Company my best in their success.”

Mr. Miclot’s sales and marketing responsibilities will be decentralized with a significant portion transferred to Michael W. Curtis, recently appointed Senior Vice President and General Manager, Medical Products. Mr. Curtis, age 53, was appointed to his current position by the Board of Directors on March 12, 2007. Prior to his appointment, Mr. Curtis served as Symmetry’s Vice President, Cases from November 2002 until March 12, 2007. Mr. Miclot’s investor relations responsibilities will be transferred to Fred Hite, Senior Vice President and Chief Financial Officer.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

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